Exhibit 2.1
FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT
     THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of June 30, 2011, by and among Equitrans, L.P., a Pennsylvania limited partnership (the “Seller”), Spectra Energy Partners, LP, a Delaware limited partnership (the “Buyer”), EQT Corporation, a Pennsylvania corporation (“EQT), and Spectra Energy Capital, LLC, a Delaware limited liability company (“SE Capital”). The Seller and the Buyer are referred to herein as the “parties” and individually as a “party”.
RECITALS
     WHEREAS, the parties, EQT and SE Capital have entered into that certain Purchase and Sale Agreement dated as of May 11, 2011 (the “PSA”);
     WHEREAS, the parties desire to amend the PSA as described in this Agreement and stipulate to certain events under the PSA; and
     WHEREAS, EQT and SE Capital, in their respective limited capacities described in the PSA, have joined herein to evidence their consent to the amendments to the PSA and stipulations described in this Agreement.
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     Section 1.1 Definitions.
     All capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth (or otherwise provided for) in the PSA.
     Section 1.2 Amendment to Article IV of the PSA.
     Article IV of the PSA is hereby amended to add the following new Section 4.18:
     Section 4.18 AC Mitigation.
     From and after the Closing the Company will repair and test, or cause to be repaired and tested, the AC mitigation system for the Pipeline in accordance with the written proposal dated June 13, 2011 received by EQT, Inc. from ARK Engineering & Technical Services, Inc. Seller covenants and agrees that Seller shall reimburse the Company for the actual costs and expenses incurred for the AC mitigation work up to the amount of $45,000, within fifteen (15) days following receipt by Seller of Company’s written request together with supporting documentation.

     Section 1.3 Amendment to Section 8.1 of the PSA.
     Section 8.1 of the PSA is hereby amended and restated in its entirety to read as follows:
     Section 8.1 Indemnification of the Buyer.
     Subject to the limitations set forth in this Agreement, the Seller, from and after the Closing Date, shall indemnify, defend and hold the Buyer, its Affiliates (including the Company) and their respective, directors, officers, and employees (the “Buyer Indemnified Parties”) harmless from and against any and all Damages suffered or incurred by any Buyer Indemnified Party as a result of or arising out of (a) any breach or inaccuracy of a representation or warranty of the Seller in this Agreement or the Seller Closing Certificate, (b) any breach of any agreement or covenant on the part of the Seller made under this Agreement, (c) the Seller Pre-Closing Liabilities, (d) any Indebtedness not taken into account in connection with the adjustment of the Purchase Price under Section 1.2, (e) all Mineral Owner Obligations, and (f) all Easement Title Claims. Notwithstanding the foregoing, in no event shall the Seller’s aggregate liability to the Buyer Indemnified Parties under Section 8.1(f) exceed $1,500,000. For purposes of this Section 8.1, whether the Seller has breached any of its representations and warranties herein, and the determination and calculation of any Damages resulting from such breach, shall be determined without giving effect to any qualification as to “materiality” (including the word “material” or “Material Adverse Effect”).
     Section 1.4 Amendment to Subsection 10.1 of the PSA.
     Section 10.1 is hereby amended to add the following definition:
     “Easement Title Claim” means any claim by a Third Party challenging the Company’s, or any of its successors’ or assigns’, title or interest in any Easement used in connection with the Transferred Business due to (i) the fact that such Easement was initially taken in the name of Equitable Gathering Company, LLC or Equitable Gathering Co., LLC, or (ii) the fact that the original executed and acknowledged copy of such Easement was not filed in the real property records of the county in which such Easement is located.
     Section 1.5 Exhibits.
          (a) Exhibit A (General Conveyance, Assignment and Bill of Sale) to the Contribution Agreement attached to the PSA as Exhibit A has been superseded and replaced in its entirety by Exhibit I attached hereto.
     Section 1.6 Disclosure Schedules.
          (a) The “Real Property” portion of Disclosure Schedule 2.6(a) (originally pages 1 through 57) to the PSA is amended and restated in its entirety to conform to Schedule 2.6(a) — Real Property attached hereto.

          (b) Disclosure Schedule 2.13 to the PSA is amended and restated in its entirety to conform to Schedule 2.13 — Contracts attached hereto.
     Section 1.7 Intentionally Omitted.
     Section 1.8 Closing Payment.
          Pursuant to Section 1.2(b) of the PSA, Seller has prepared in consultation with, and delivered to, Buyer its good faith estimate of the Initial Adjustment, together with its calculation of the Closing Date Estimate, a copy of which is attached as Exhibit J hereto. Based on the Closing Date Estimate, the Closing Payment is $389,474,639, of which (a) $379,474,639 shall be paid to Seller at the Closing in accordance with Sections 1.4 and 1.6(b) of the PSA, and (b) $10,000,000 shall be retained by Buyer as the Closing Payment Holdback in accordance with Section 1.4(a) of the PSA. Notwithstanding anything contained in the PSA to the contrary, Buyer and Seller have agreed to exclude all accounts receivable of the Company as of the Closing Date from Current Assets, Working Capital, Working Capital Adjustment, Initial Adjustment, the Closing Date Estimate, the Closing Payment, the Closing Date Balance Sheet, the Closing Date Working Capital, the Closing Statement, and the Final Closing Statement, and that Seller shall be entitled to receive and retain all proceeds from such accounts receivable.
     Section 1.9 Miscellaneous.
          (a) All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement (excluding any quoted language being substituted for provisions of the PSA), shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references herein to Articles and Sections (excluding any quoted language being substituted for provisions of the PSA) shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement, respectively. All Disclosure Schedules and Exhibits attached hereto are hereby incorporated herein and in the PSA and made a part hereof and thereof for all purposes, and unless the context expressly requires otherwise, such Disclosure Schedules and such Exhibits are incorporated in the definition of “Agreement” and “PSA” (as amended hereby). All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to,” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

          (b) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.
          (c) This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the parties hereto. Execution of this Agreement by an electronic form of signature that is an exact copy of the original signature shall be deemed to be, and shall have the same effect as, execution by original signature, and an electronic form counterpart of this Agreement signed by all parties hereto shall be sufficient to bind all such parties.
          (d) Except as modified herein, the parties hereby agree that the terms of the PSA (including the Schedules and Exhibits thereto) remains in full force and effect, and all references therein to the “Agreement” shall be deemed to mean the PSA as amended by this Agreement.
[Signature Pages Follow]

     IN WITNESS WHEREOF, this First Amendment to Purchase and Sale Agreement has been duly executed and delivered by each party as of the date first above written.

SELLER

EQUITRANS, L.P.

By:	ET Blue Grass, LLC
its general partner

	By:	/s/ Randall L. Crawford
	Name:	Randall L. Crawford
	Title:	Executive Vice President

EQT (solely for the purpose of Section 1.8, 1.9, 4.17 and 9.15 of the PSA):

EQT CORPORATION

By:	/s/ Randall L. Crawford
Name:	Randall L. Crawford
Title:	Senior Vice President
Signature Page to First Amendment to Purchase and Sale Agreement

BUYER:

SPECTRA ENERGY PARTNERS, LP, a Delaware limited partnership

By:	Spectra Energy Partners (DE) GP, LP,
its general partner

By: Spectra Energy Partners GP, LLC,
its general partner

	By:	/s/ Gregory J. Rizzo
	Name:	Gregory J. Rizzo
	Title:	President and Chief Executive Officer

SE Capital (solely for the purpose of Section 9.16 of the PSA):

SPECTRA ENERGY CAPITAL, LLC,
a Delaware limited liability company

By:	/s/ Stephen W. Baker
Name:	Stephen W. Baker
Title:	Vice President and Treasurer
Signature Page to First Amendment to Purchase and Sale Agreement